UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

January 22, 2016
Date of Report (Date of earliest event reported)

GSE SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-14785	52-1868008
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1332 Londontown Blvd., Skyesville, MD	21784
(Address of principal executive offices)	(Zip Code)

(410) 970-7800
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Pursuant to the terms of an Employment Agreement between GSE Systems, Inc. (the "Corporation") and Kyle J. Loudermilk as Chief Executive Officer and President, dated July 1, 2015, starting with fiscal year 2016, Mr. Loudermilk has the potential to earn bonuses of up to 75% of his base salary in Restricted Share Units payable in the Corporation's common stock and 50% of his base salary in cash. On January 22, 2016, the Board of Directors of the Corporation (the "Board") established that Mr. Loudermilk shall be entitled to a cash bonus in the amount of up to $175,000 if earnings before interest, taxes, depreciation and amortization (i.e., Operating Income plus Amortization plus Depreciation as calculated on the Company's Form 10-K for the year ending December 31, 2016) ("2016 EBITDA") is positive for the year ended December 31, 2016 (as reflected in its Form 10-K for the year ended December 31, 2016 or, in the discretion of the compensation committee of the Board, on reasonable estimates of 2016 EBITDA), subject to the further discretion of the compensation committee of the Board, with the approval of a majority of the Board, to make adjustments for extraordinary events or to adjust 2016 EBITDA to account for the divestment of underperforming business units including, but not limited to, associated legal fees, severance payments and lease termination expenses. The Board further awarded Mr. Loudermilk 129,824 Restricted Share Units pursuant to the terms of a Restricted Share Unit Agreement, which will vest quarterly in equal amounts over the course of the next eight quarters. A copy of the Restricted Share Unit Agreement is filed as an exhibit.

Item 9.01.	Financial Statements and Exhibits.

10.1	Restricted Share Unit Agreement between GSE Systems, Inc. and Kyle Loudermilk, dated January 22, 2016.

S I G N A T U R E S

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GSE SYSTEMS, INC.

By:	/s/ Jeffery G. Hough
Jeffery G. Hough
Chief Financial Officer

Date: January 28, 2016